ROI ACQUISITION CORP. COMMON STOCK AND WARRANTS

TO COMMENCE TRADING SEPARATELY ON APRIL 16, 2012

NEW YORK, April 17, 2012 /PRNewswire/ -- ROI Acquisition Corp. (NASDAQ: ROIQU) (the “Company”), announced today that Deutsche Bank Securities, the representative of the underwriters of its initial public offering of units, which was consummated on February 29, 2012, has notified the Company that commencing April 16, 2012, the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “ROIQU” and the common stock and the warrants are expected to trade under the symbols “ROIQ” and “ROIQW”, respectively.

The Company is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business. While the Company will not be required to make an acquisition in a particular industry or geographic region or of a minimum transaction value, they intend to focus on industries or sectors that complement the management team’s background, such as the consumer sector, and in particular the restaurant industry in the United States and globally, and they intend to seek one or more businesses with an enterprise value of approximately $150,000,000 to $400,000,000.

Deutsche Bank Securities acted as sole book-running manager of the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on February 24, 2012.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from: Deutsche Bank Securities Inc., 100 Plaza One, Jersey City, NJ 07311 (Attn: Prospectus Department), (800) 503-4611, or email: prospectus.cpdg@db.com.

Company Contact:

Daniel Strauss - (212) 825-0400